PHH CORPORATION      11333 MCCORMICK ROAD
                     HUNT VALLEY, MARYLAND 21031
                                                                          PHH
                                                                July 17, 1995
To the Stockholders:
     You are invited to attend the Annual Meeting of Stockholders of PHH Corporation, which will be held on Monday, August 21, 1995, at 10 o'clock a.m. (E.D.T.), at the PHH Corporation Headquarters Building, 11333 McCormick Road, Hunt Valley, Maryland 21031. The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe in detail the matters to be considered and acted upon, and you should read such material carefully.
     We hope you will be able to attend the meeting, but, if you cannot do so, it is important that your shares be represented. ACCORDINGLY, WE URGE YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY. You may, of course, withdraw your proxy if you attend the meeting and choose to vote in person.

                                          Sincerely yours,

                                          ROBERT D. KUNISCH
                                          CHAIRMAN OF THE BOARD, CHIEF
                                          EXECUTIVE OFFICER
                                          AND PRESIDENT

PHH CORPORATION      11333 MCCORMICK ROAD
                     HUNT VALLEY, MARYLAND 21031
                                                                          PHH
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 21, 1995
To the Stockholders:
     The Annual Meeting of Stockholders of PHH Corporation (the "Company") will be held at the PHH Corporation Headquarters Building, 11333 McCormick Road, Hunt Valley, Maryland 21031, on Monday, August 21, 1995, at 10 o'clock a.m. (E.D.T.), for the following purposes:
     1. To elect four Group C Directors, one Group A Director and one Group B Director of the Company, to hold office for terms of three years, one year and two years, respectively, and until their successors are elected and qualified.
     2. To act upon such other matters as may properly come before the meeting. You are entitled to vote all shares of common stock of the Company registered in your name at the close of business on June 23, 1995, the record date fixed for the determination of the stockholders entitled to notice of and to vote at the meeting. IF YOU CANNOT PERSONALLY ATTEND THE MEETING, WE URGE YOU TO SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING POSTPAID ENVELOPE IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.
                                          By Order of the Board of Directors,
                                            EUGENE A. ARBAUGH
                                               Secretary
July 17, 1995

                                PROXY STATEMENT
                              GENERAL INFORMATION
     This Proxy Statement is being sent to the stockholders of PHH Corporation (the "Company"), 11333 McCormick Road, Hunt Valley, Maryland 21031 (410-771-3600) on approximately July 17, 1995, in connection with the solicitation of proxies by the Company to be used at the Annual Meeting of Stockholders which will be held on August 21, 1995 (the "Annual Meeting"). The solicitation of proxies will generally be by mail, and in some instances, solicitation may be made by telephone or facsimile, the cost of which will be borne by the Company. The Company will supply proxies and proxy materials to brokerage houses and other custodians, nominees and fiduciaries for transmission to the beneficial owners of its stock, and the Company may reimburse them for reasonable out-of-pocket and clerical expenses in so doing. The Company also has retained Georgeson & Company, Inc., to aid in the solicitation of proxies and to verify certain records related to the solicitation at a cost estimated to be $8,000 plus expenses.
     Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to exercise of the proxy. Such right of revocation is not limited or subject to compliance with any formal procedure.
     As of June 23, 1995, the Company had issued and outstanding 17,040,394 shares of Common Stock. Each such outstanding share entitles the holder of record thereof at the close of business on that date to one vote at the meeting or any adjournment thereof. The shares represented by all properly executed proxies will be voted in accordance with the terms thereof. The election of Directors requires a plurality of the votes cast with a quorum present. For purposes of the election of Directors, abstentions and broker non-votes are not considered to be votes cast and have no effect on the plurality vote required for the election of Directors.
     It is the policy of the Company that all stockholder votes, whether by proxy or in person, will be handled in a manner that protects individual stockholder voting privacy. Only the proxy solicitor, independent tabulator and the few other persons engaged in the receipt and tabulation of proxies and ballots have access to them and such persons are required to keep all voting information confidential. Under the policy, no vote of any individual stockholder will be disclosed to the Company except when required by law, when disclosure is voluntarily made or requested by a stockholder, in certain circumstances in a proxy contest, or when there is a bona fide dispute as to the authenticity or tabulation of votes.
                             ELECTION OF DIRECTORS
     The Company's Charter and By Laws provide for a classified Board of Directors consisting of 12 Directors to serve in three groups: Group A, Group B and Group C.
     At the meeting, four Group C Directors will be elected to hold office for a three-year term and until their successors are elected at the 1998 Annual Meeting of Stockholders. In addition, Alan P. Hoblitzell, Jr., will be elected as a Group A Director to hold office for a one-year term and until his successor is elected at the 1996 Annual Meeting of Stockholders, and Anne M. Tatlock will be elected as a Group B Director to hold office for a two-year term and until her successor is elected at the 1997 Annual Meeting of Stockholders. Each of the nominees named below for election is currently a Director and, in the case of the Group C Directors, was elected at the 1992 Annual Meeting of Stockholders. Mr. Hoblitzell, a Group A Director, was re-elected to the Board of Directors in January 1995 to fill the vacancy created by the resignation of Barbara S. Feigin. Mr. Hoblitzell had previously served as a Director from 1970 to 1994. Ms. Tatlock, a Group B Director, was elected to the Board of Directors in April 1995 to fill a vacancy created by an increase in the number of Directors. Barbara S. Feigin, who served as a Director since 1992, resigned from the Board of Directors effective January 2, 1995. Management does not expect that any nominee will be unable to serve as a Director, but if that should occur for any reason prior to the meeting, the proxy holders reserve the right to vote for another person of their choice. The nominees for election as Group C Directors, and the nominees for election as a Group A Director and a Group B Director, are as follows:
     Group C Directors to be Elected.

NAME AND AGE                           PRINCIPAL OCCUPATION AND OTHER INFORMATION
JAMES S. BEARD, 54                     Vice-President of Caterpillar, Inc., a manufacturer of earth-moving equipment, since 1990. Director and President of Caterpillar Financial
                                       Services Corporation, a wholly owned subsidiary of Caterpillar, Inc.,
                                       Nashville, Tennessee, and its predecessor, Caterpillar Leasing Co., from
                                       1984 to present. Director of the Company since 1992; member of the Audit and Finance Committees.
L. PATTON KLINE, 66                    Vice Chairman of Marsh & McLennan Incorporated, an insurance services company, New York, New York, from 1985 to 1988. Director of Marsh &
                                       McLennan Companies, Inc., from 1975 to 1988 and President from 1980 to
                                       1984; President and Chairman of Marsh & McLennan, Inc., from 1975 to 1980;
                                       Director of Utilicorp United. Director of the Company since 1983; Chairman of the Compensation Committee.
FRANCIS P. LUCIER, 67                  Chairman of the Board of Hartland & Co., a pension finance consulting company, Cleveland, Ohio, since 1989. Management consultant since 1984.
                                       Chairman of the Board of Micom Systems, Inc., from January 1988 until its sale in September 1988. Chairman of the Board and Chief Executive Officer
                                       of Mohawk Data Sciences Corporation, a manufacturer of computer hardware and software systems, from 1984 to 1985. Chairman of the Board of The
                                       Black & Decker Corporation from 1979 to 1984 and President from 1972 to
                                       1979. Director of Beckman Instruments, Inc., and Miami Subs Corporation.
                                       Director of the Company since 1973; Chairman of the Nominating Committee and member of the Compensation Committee.
KENT C. NELSON, 57                     Chairman of the Board and Chief Executive Officer of United Parcel Service
                                       of America, Inc., a consolidated parcel delivery company, Atlanta,
                                       Georgia, since 1989; Vice Chairman in 1989, Executive Vice President from
                                       1986 to 1989 and Director and Senior Vice President from 1983 to 1985.
                                       Director of the Company since 1989; Chairman of the Finance Committee and member of the Nominating Committee.

     Group A Director to be Elected.

NAME AND AGE                           PRINCIPAL OCCUPATION AND OTHER INFORMATION
ALAN P. HOBLITZELL, JR., 64            Executive Vice President and Chief Financial Officer of The Ryland Group,
                                       Inc., a home-building services company, Columbia, Maryland, from 1991 to
                                       1994. Chairman of the Board and Chief Executive Officer of MNC Financial,
                                       Inc. from 1983 to 1990. Director of Fidelity and Deposit Company of
                                       Maryland. Director of the Company from 1970 to 1994 and re-elected in
                                       1995; member of the Finance Committee.

                                       3

     Group B Director to be Elected.

NAME AND AGE                           PRINCIPAL OCCUPATION AND OTHER INFORMATION
ANNE M. TATLOCK, 56                    President of Fiduciary Trust Company International, an investment firm,
                                       New York, New York, since 1994; Executive Vice President from 1990 to
                                       1994, and Director from 1989 to present. Director of American General
                                       Corp. Director of the Company since 1995; member of the Audit and Finance
                                       Committees.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS APPROVE THE PROPOSAL TO ELECT ALL GROUP C DIRECTORS AND, IN ADDITION, ALAN P. HOBLITZELL, JR., AS A GROUP A DIRECTOR AND ANNE M. TATLOCK AS A GROUP B DIRECTOR. APPROVAL OF THE ELECTION OF THESE DIRECTORS REQUIRES THE AFFIRMATIVE VOTE OF A PLURALITY OF THE SHARES OF THE COMPANY'S COMMON STOCK CAST WITH A QUORUM PRESENT.
     CONTINUING DIRECTORS. The balance of the current 12-member Board of Directors consists of three Group A Directors and three Group B Directors, none of whom are nominees for election at the meeting and all of whom will continue in office after the meeting for the terms shown below. All of the Group A Directors listed below were elected at the 1993 Annual Meeting of Stockholders, and all of the Group B Directors listed below were elected at the 1994 Annual Meeting of Stockholders.
     Group A Directors -- Term expiring at the 1996 Annual Meeting.

NAME AND AGE                           PRINCIPAL OCCUPATION AND OTHER INFORMATION
GEORGE L. BUNTING, JR., 55             President, Bunting Management Group, a financial services firm, since
                                       1991. Formerly, Chairman of the Board and Chief Executive Officer of the
                                       Noxell Corporation, a wholly owned subsidiary of The Procter & Gamble
                                       Company, a proprietary drug, toiletries and cosmetics manufacturer, Hunt
                                       Valley, Maryland, from 1986 to 1990. Director of Crown Central Petroleum
                                       Company, Mercantile Bankshares Corporation and USF&G Corporation. Director
                                       of the Company since 1989; member of the Audit, Compensation, Executive and Nominating Committees.
DONALD J. SHEPARD, 48                  Chairman of the Board of AEGON USA, Inc., a holding company owning insurance and insurance-related companies, since 1992; President and Chief
                                       Executive Officer since 1989, Executive Vice President and Chief Operating
                                       Officer from 1985 to 1989. Member of the Executive Board of AEGON N.V.
                                       since 1992. Director of Mercantile Bankshares Corporation. Director of the
                                       Company since 1993; member of the Compensation, Executive and Finance
                                       Committees.
ALEXANDER B. TROWBRIDGE, 65            President of Trowbridge Partners, Inc., a consulting firm, Washington,
                                       D.C., since 1990. President of the National Association of Manufacturers
                                       from 1980 to 1990. Director of New England Mutual Life Insurance Co., WMX
                                       Technologies Inc., The Rouse Company, SunResorts Inc., Harris Corp., The
                                       Sun Co., The Gillette Company, ICOS Corporation, and the Warburg-Pincus
                                       Counselors Funds. Director of the Company since 1984; member of the
                                       Nominating Committee.

                                       4

     Group B Directors -- Term expiring at the 1997 Annual Meeting.

NAME AND AGE                           PRINCIPAL OCCUPATION AND OTHER INFORMATION
ANDREW F. BRIMMER, 68                  President of Brimmer & Company, Inc., an economic and financial consulting firm, Washington, D.C., since 1976. Director of BankAmerica Corporation,
                                       Connecticut Mutual Life Insurance Company, BlackRock Investment Income
                                       Trust, Inc., E. I. duPont de Nemours & Company, Gannett Company, Navistar
                                       International Corporation and Airborne Express. Director of the Company
                                       since 1990; member of the Finance Committee.
PAUL X. KELLEY, 66                     Vice Chairman of Cassidy and Associates, Inc., a government relations firm, Washington, D.C., since 1987. Commandant of the United States Marine
                                       Corps from 1983 to 1987. Director of Allied-Signal, Inc., GenCorp, Inc.,
                                       The Wackenhut Corporation, The Holden Group, UST, Inc., Sturm, Ruger &
                                       Company, Inc., Saul Centers, Inc., London Insurance Group and London Life
                                       Insurance Company of London, Ontario. Director of the Company since 1987;
                                       Chairman of the Audit Committee and member of the Executive and Nominating
                                       Committees.
ROBERT D. KUNISCH, 54                  Chairman of the Board of the Company since 1989, Chief Executive Officer since 1988, President since 1984. Formerly Chief Operating Officer from
                                       1984 to 1987, President of PHH Homequity Corporation from 1976 to 1984.
                                       Director of Mercantile Bankshares Corporation, CSX Corporation and
                                       GenCorp, Inc. Director of the Company since 1984; Chairman of the
                                       Executive Committee.

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS
     The Board of Directors held eight meetings during the fiscal year ended April 30, 1995. All Directors attended at least 75% of the aggregate number of meetings of the Board and the Committees on which they served during the fiscal year. Among the standing committees of the Board of Directors of the Company are the Audit, Compensation, Finance and Nominating Committees.
     The Audit Committee, comprised of Messrs. Kelley (Chairman), Beard, Bunting and Ms. Feigin, held three meetings during the fiscal year ended April 30, 1995. Ms. Tatlock was appointed to the Audit Committee effective at the June 1995 meeting. The duties of the Audit Committee include: making recommendations concerning the appointment of the Company's independent auditors, their fees and the scope of their audits; approving the performance of certain non-audit services; conferring with the independent auditors; receiving and reviewing reports of the independent auditors; and determining the duties and responsibilities of the Company's internal auditing staff and monitoring the adequacy of the Company's internal controls.
     The Compensation Committee, comprised of Messrs. Kline (Chairman), Bunting and Lucier, held three meetings during the fiscal year ended April 30, 1995. Mr. Shepard was appointed to the Compensation Committee effective at the June 1995 meeting. The duties of the Compensation Committee include: reviewing and approving the policies concerning compensation of the directors and officers; making recommendations concerning compensation of Company officers; reviewing and approving performance targets and awards under certain incentive plans; administering the Company's director and executive compensation plans and appointing members of the Employee Benefits Committee which administers the Company's pension, 401(k) and health benefit plans.
                                       5

     The Finance Committee, comprised of Messrs. Nelson (Chairman), Beard, Brimmer, Hoblitzell and Shepard, held five meetings during the fiscal year ended April 30, 1995. Ms. Tatlock was appointed to the Finance Committee effective at the June 1995 meeting. The duties of the Finance Committee include: reviewing and monitoring policies underlying the financial plans and structure of the Company; reviewing proposed capital plans and budgets; establishing and maintaining a dividend policy, including such elements as a proper dividend payout ratio; and reviewing proposed major financing activities and all offerings of equity securities.
     The Nominating Committee, comprised of Messrs. Lucier (Chairman), Bunting, Kelley, Nelson and Trowbridge, held four meetings during the fiscal year ended April 30, 1995. The duties of the Nominating Committee include: selecting and submitting to the Board for its approval qualified candidates to fill vacancies on the Board; reviewing the slate of directors to be elected at the Company's annual stockholders' meeting; receiving and reviewing the qualifications of candidates for key corporate offices; acting as an advisory board to management concerning manpower planning and reviewing policies concerning the structure of the Board of Directors. The Nominating Committee will consider nominees suggested by stockholders for election to the Board of Directors. Recommendations by stockholders should be forwarded to the Secretary of the Company and should identify the nominee by name and provide pertinent information concerning the nominee's background and experience.
COMPENSATION OF DIRECTORS
     Directors who are not employees of the Company received, in fiscal year 1995, a $30,000 annual retainer fee plus $1,000 for each Board or Committee meeting attended, and each Committee Chairman received an additional $3,000 annual fee. One-third of the annual retainer was paid in the Company's Common Stock and deferred under the Directors Deferred Stock Retirement Plan (the "Mandatory Deferral"). Directors may elect to have all or any part of the remaining portion of the annual retainer as well as the meeting fees and Committee Chairman retainer fee deferred either under the Company's Directors Deferred Compensation Plan in one or more mutual funds or under the Directors Deferred Stock Retirement Plan in the Company's Common Stock. Under the terms of the Directors Deferred Stock Retirement Plan, the Company matched, in shares of PHH Common Stock, a portion of the Directors' Mandatory Deferrals for fiscal year 1995 based on the Company's achievement of the threshold minimum earnings per share targets established by the Board of Directors at the beginning of Fiscal Year 1995. Under both Plans, amounts elected to be deferred are not includable in a Director's gross income for Federal income tax purposes until actually distributed to the Director.
     Non-employee Directors are also eligible to receive stock options pursuant to the PHH Corporation Outside Directors Stock Option Plan (the "Directors Option Plan"). Options to acquire shares of the Company's Common Stock have been granted to the Directors pursuant to the Directors Option Plan which was approved by stockholders and became effective in August of 1990. The Directors Option Plan is administered by the Compensation Committee of the Board of Directors and stock options representing an aggregate of not more than 100,000 shares of Common Stock are available to be granted under the Directors Option Plan.
     Options to purchase 1,500 shares of Common Stock are granted to each Director under the Directors Option Plan upon the first anniversary of the Director's election to the Board. In addition, on May 1 of each year, each Director is automatically granted an option to purchase 500 shares of Common Stock. The option exercise price is the fair market value of the shares of Common Stock represented by the stock option on the date of grant. The option may not be exercised prior to the first anniversary of the date of grant and may not be exercised after the earlier of (a) 10 years following the date of grant or (b) one year following the date the Director ceases to be a director; provided that a stock option shall become immediately exercisable in full upon either the retirement of the Director with the consent of the Board or the death or permanent disability of the Director.
     Payment of the option exercise price shall be made at the time the option is exercised in cash or shares of the Company's Common Stock owned by the optionee, or in a combination of cash and such owned shares. When
                                       6
the Company's Common Stock is used in full or partial payment of the exercise price, it is valued at its fair market value on the date of option exercise. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The only persons known to the Company to be the beneficial owners of more than five percent of the Company's Common Stock are:

                           NAME AND ADDRESS                        AMOUNT AND NATURE OF
TITLE OF CLASS             OF BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP      PERCENT OF CLASS
PHH Corporation   Fund Asset Management, Inc.
Common Stock      800 Scudders Mills Road                                1,715,000                10.16%(1)
                  Plainsboro, New Jersey 08536
PHH Corporation   Invesco Capital Management, Inc.
Common Stock      1315 Peachtree Street N.E.                             1,485,650                 8.80%(2)
                  Atlanta, Georgia 30309
PHH Corporation   PHH Corporation                                          873,899                 5.15%(3)
Common Stock      Employee Investment Plan
                  11333 McCormick Road
                  Hunt Valley, Maryland 21031

(1) Information reported is derived from Form 13F of Fund Asset Management, Inc., as filed with the Securities and Exchange Commission on April 24, 1995. As reported in Form 13F, the person filing the statement had (i) shared dispositive power as to 1,715,000 shares and (ii) sole voting power as to 1,715,000 shares. As reported in Form 13F, the information is given as of March 31, 1995.
(2) Information reported is derived from Form 13F of Invesco Capital Management, Inc., as filed with the Securities and Exchange Commission on May 10, 1995. As reported in Form 13F, the person filing the statement had (i) sole dispositive power as to 1,269,650 of such shares and shared dispositive power as to 216,000 of such shares, (ii) sole voting power as to 689,800 of such shares, (iii) shared voting power as to 346,600 of such shares and (iv) no voting power as to 449,250 of such shares. As reported in Form 13F, the information is given as of March 31, 1995.
(3) Information reported is derived from Form 13G of PHH Corporation Employee Investment Plan, as filed with the Securities and Exchange Commission on June 29, 1995. As reported in Form 13G, the person filing the statement had shared dispositive power and shared voting power as to all of the shares, but disclaimed beneficial ownership to all of the shares. The shares represent the number of shares allocated to the accounts of participants in the PHH Corporation Employee Investment (401(k)) Plan. As reported in Form 13G, the information is given as of June 2, 1995.
COMPLIANCE WITH EXCHANGE ACT FILING REQUIREMENTS
     Section 16 of the Securities Exchange Act of 1934 requires the Company's executive officers and Directors, and any persons owning more than 10% of the Company's common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. In fiscal year 1995, Alan P. Hoblitzell, Jr., a Director of the Company, was late in filing a report reflecting his stock ownership in the Company within 10 days of his re-election as a Director of the Company, but filed such report prior to the first Board of Directors meeting which he attended after his re-election. Other than the late report mentioned above, the Company does not know of any reports that were either not filed or not timely filed.
                                       7

     The following table shows, as of June 2, 1995, the shares of Common Stock of the Company beneficially owned by all Directors of the Company, by nominees for director, by each of the executive officers named in the Summary Compensation Table and by the Directors and executive officers as a group.

                                                                                              NUMBER OF SHARES AND
                                                                                                   NATURE OF
NAME                                                                                       BENEFICIAL OWNERSHIP(A)(B)
William F. Adler........................................................................                 125,410(f)
Eugene A. Arbaugh.......................................................................                 108,044(f)
James S. Beard..........................................................................                   5,055(i)
Andrew F. Brimmer.......................................................................                   4,466(i)
George L. Bunting, Jr...................................................................                   8,368(i)
Stephen A. Fragapane....................................................................                 123,790(c)(f)
Alan P. Hoblitzell, Jr..................................................................                   3,212(i)
Paul X. Kelley..........................................................................                   5,133(d)(i)
L. Patton Kline.........................................................................                   4,832(e)(i)
Robert D. Kunisch.......................................................................                 375,173(f)(g)
Francis P. Lucier.......................................................................                   5,332(h)(i)
Roy A. Meierhenry.......................................................................                 119,214(f)
Kent C. Nelson..........................................................................                   6,314(i)
Donald J. Shepard.......................................................................                   2,847(i)
Anne M. Tatlock.........................................................................                     500
Alexander B. Trowbridge.................................................................                   4,432(i)
All Directors and executive officers as a group (22 persons)............................               1,133,761(f)

(a) Except for Mr. Kunisch, who beneficially owns 2.17% of the Company's outstanding Common Stock, no individual Director, nominee or executive officer beneficially owns more than 1% of the Company's outstanding Common Stock. Directors and executive officers as a group beneficially own 6.35% of the Company's outstanding Common Stock. Except as otherwise indicated, all beneficial ownership is direct ownership.
(b) Includes shares subject to stock options which may be exercised within 60 days of June 2, 1995, as follows: Mr. Kunisch, 296,920 shares; each other Director (with the exception of Messrs. Beard, Hoblitzell and Shepard and Ms. Tatlock), 3,500 shares; Mr. Beard, 3,000 shares; Mr. Shepard, 500 shares; Mr. Adler, 101,950 shares; Mr. Meierhenry, 95,550 shares; Mr. Fragapane, 97,900 shares; Mr. Arbaugh, 84,600 shares; and all Directors and executive officers as a group, 901,881 shares.
(c) Includes 20,000 shares which Mr. Fragapane owns jointly with his wife.
(d) Includes 1,001 shares which Mr. Kelley owns jointly with his wife.
(e) Includes 700 shares in an inter vivos trust in which Mr. Kline has a beneficial interest.
(f) Includes shares allocated to the accounts of participants in the Company's Employee Investment Plan as of June 2, 1995.
(g) Includes 2,500 shares owned directly by Mr. Kunisch's wife.
(h) Includes 1,000 shares in a pension plan and trust in which Mr. Lucier has a beneficial interest.
(i) Includes shares deferred under the Directors' Stock Retirement Plan as of June 2, 1995.
                                       8

                             EXECUTIVE COMPENSATION
     The following table (the "Summary Compensation Table") sets forth for the Company's fiscal years ended April 30, 1995, 1994 and 1993, annual and long-term compensation information as to the Chief Executive Officer and the four other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 during fiscal year 1995. No stock appreciation rights (SARs) were granted during fiscal years 1993 to 1995, nor have any SARs been granted at any time in prior years.
                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                             ANNUAL COMPENSATION                    AWARDS      PAYOUTS
                                                                                  SECURITIES
                                                                  OTHER ANNUAL    UNDERLYING
NAME AND                        FISCAL                            COMPENSATION     OPTIONS        LTIP         ALL OTHER
PRINCIPAL POSITION               YEAR      SALARY      BONUS        (1) (2)          (#)        PAYOUTS     COMPENSATION (3)
Robert D. Kunisch                1995     $698,462    $395,560      $      0        30,000      $658,471        $  6,750
President and Chief Executive    1994      658,462     553,580             0        20,000       359,730           8,283
Officer                          1993      620,000     490,003             0        40,000             0           6,690
William F. Adler                 1995      319,038     145,168             0        10,000       194,644           7,096
Senior Vice President            1994      294,423     226,860             0         6,000       128,475           9,188
                                 1993      280,000     182,093             0        10,000             0           7,256
Roy A. Meierhenry                1995      314,039     143,743         2,641        10,000       194,644           7,096
Senior Vice President            1994      289,615     205,597         2,491         6,000       111,345           8,986
and Chief Financial              1993      280,000     199,761         1,686        10,000             0           7,287
Officer
Stephen A. Fragapane             1995      310,000     139,750         7,927         6,000       208,548           8,215
Senior Vice President            1994      309,615     243,139        12,815         6,000       128,475          28,516
                                 1993      300,000     209,046        16,094        12,000             0         234,378
Eugene A. Arbaugh                1995      274,038     154,643         8,202        10,000       150,849           7,096
Senior Vice President            1994      248,731     219,195         6,766         8,000        68,520           8,814
                                 1993      217,000     141,777         4,282         8,000             0           7,151

(1) For fiscal years 1993 through 1995, perquisites and other personal benefits to the named executive officers were less than either $50,000 or 10% of the total annual Salary and Bonus reported for the named executive officers, and therefore, information has not been included.
(2) Amounts shown represent reimbursement for taxes paid by the named executive officers in connection with the use of a company-provided automobile and, in addition, in the case of Mr. Fragapane for fiscal years 1993 through 1995, in connection with the payment of relocation expenses.
(3) Amounts shown represent the value of the Company's matching cash contribution to the PHH Corporation Employee Investment (401(k)) Plan and, in addition, in the case of Mr. Fragapane, a relocation payment of $1,465 in fiscal year 1995, $19,301 in fiscal year 1994 and $227,225 in fiscal year 1993.
                                       9

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR
     The following table provides information on option grants in fiscal year 1995 to the named executive officers.

                                                                     POTENTIAL REALIZABLE VALUE
                                                                     AT ASSUMED ANNUAL RATES OF
                                                                      STOCK PRICE APPRECIATION
                                                                     FOR OPTION TERM (10 YEARS)             GRANT DATE
                        INDIVIDUAL GRANTS                                      (4) (5)                    VALUE (5) (6)
                    NO. OF     % OF TOTAL
                  SECURITIES    OPTIONS
                  UNDERLYING   GRANTED TO   EXERCISE
                   OPTIONS      EMPLOYEE      PRICE                                                 GRANT DATE     GRANT DATE
                   GRANTED       IN FY      ($/SHARE)   EXPIRATION                                   PRESENT         PRESENT
       NAME         (1)(#)      1995(2)        (3)         DATE           5%            10%        VALUE-5 YRS.   VALUE-10 YRS.
R.D. Kunisch......   30,000       12.90%     $ 35.50     05/02/04    $    669,773   $  1,697,336    $  221,100      $ 311,400
W.F. Adler........   10,000        4.30        35.50     05/02/04         223,258        565,779        73,700        103,800
R.A. Meierhenry...   10,000        4.30        35.50     05/02/04         223,258        565,779        73,700        103,800
S.A. Fragapane....    6,000        2.60        35.50     05/02/04         133,955        339,467        44,220         62,280
E.A. Arbaugh......   10,000        4.30        35.50     05/02/04         223,258        565,779        73,700        103,800
All Stockholders
  (7).............      N/A         N/A          N/A          N/A     388,212,029    983,655,917           N/A            N/A

(1) The stock options were granted for a ten-year term under the PHH Corporation Amended and Restated Stock Compensation Plan (the "Stock Option Plan"). The stock options were granted on May 2, 1994. The stock options become exercisable one year after the date of grant, except that in the event of a change in control (as defined in the Stock Option Plan) the options shall become immediately exercisable.
(2) Includes options granted to employees which have been canceled due to termination of employment.
(3) Exercise price equals the market price of the Company's Common Stock at date of grant.
(4) The 5% and 10% appreciation over 10 years option valuation method assumes a stock price of $57.83 and $92.08, respectively, at May 2, 2004, the expiration date of the options granted in fiscal year 1995.
(5) The potential realizable value and grant date present value of options have been calculated in conformity with Securities and Exchange Commission regulations, and are not intended to either forecast possible future appreciation or to provide a true assessment of present option values, respectively. The Company is not aware of any formula, except for the actual market price, which will either predict or determine with reasonable accuracy the future appreciation or present value based on future unknown or volatile factors. No gain to optionees is possible without stock price appreciation, which will benefit all stockholders commensurately. A zero percent gain in stock price appreciation will result in zero dollars for the optionee.
(6) The present value of options granted has been reported using the Black-Scholes option pricing model. These values assume: (a) a grant date of May 2, 1994; (b) an exercise price of $35.50 (the closing market price on the date of grant); (c) an exercise date of May 2, 1999 and May 2, 2004 based on a five- and ten-year exercise period, respectively; (d) a risk-free interest rate of 6.63% and 7.03% based on a five- and ten-year exercise period, respectively; (e) a dividend yield of 3.0%; and (f) volatility of .17847, resulting in an option pricing value of $7.37 and $10.38 based on a five- and ten-year exercise period, respectively.
(7) Based on 17,385,223 shares outstanding on May 2, 1994.
                                       10

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES
     The following table provides information on option exercises in fiscal year 1995 by the named executive officers and the value of such officers' unexercised options.

                                                                 NO. OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                                                    UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                  SHARES ACQUIRED     VALUE           APRIL 30, 1995 (#)              APRIL 30, 1995 (1)
             NAME                 ON EXERCISE (#)    REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
Robert D. Kunisch..............        21,000        $182,200      266,920          30,000       $1,783,650       $ 142,500
William F. Adler...............         4,000          39,000       91,950          10,000          663,938          47,500
Roy A. Meierhenry..............         4,330          22,733       85,550          10,000          621,706          47,500
Stephen A. Fragapane...........         5,000           7,793       91,900           6,000          630,845          28,500
Eugene A. Arbaugh..............         5,280          29,040       74,600          10,000          519,312          47,500

(1) An "In-the-Money" option is an option for which the option price of the underlying stock is less than the market price at April 30, 1995, and all of the value shown reflects stock price appreciation since the granting of the option.
              LONG-TERM INCENTIVE PLANS-AWARDS IN LAST FISCAL YEAR

                                                           PERFORMANCE OR            ESTIMATED FUTURE PAYOUTS UNDER
                                 NUMBER OF SHARES,       OTHER PERIOD UNTIL        NON-STOCK PRICE-BASED PLANS (2)(3)
                                  UNITS OR OTHER           MATURATION OR         THRESHOLD       TARGET        MAXIMUM
NAME                                RIGHTS (#)                 PAYOUT               ($)           ($)            ($)
Robert D. Kunisch............           (1)                    3 Years           $385,000       $770,000      $2,310,000
President and Chief
Executive Officer
William F. Adler.............           (1)                    3 Years            115,200        230,400         691,200
Senior Vice President
Roy A. Meierhenry............           (1)                    3 Years            113,400        226,800         680,400
Senior Vice President
and Chief Financial
Officer
Stephen A. Fragapane.........           (1)                    3 Years            111,600        223,200         669,600
Senior Vice President
Eugene A. Arbaugh............           (1)                    3 Years             99,000        198,000         594,000
Senior Vice President

(1) Indicates awards under the PHH Corporation Long-Term Incentive Plan for fiscal years 1995-96-97 ("FY'97 LTI Plan") pursuant to which executives designated by the Compensation Committee may receive incentive awards based wholly upon the Company's achievement of specified threshold, target or maximum levels of financial performance objectives, expressed in terms of the Company's average annual Return on Beginning Equity ("ROBE"), which are established by the Committee for the three-fiscal year performance period. No payments are made under the Plan if the financial performance for the performance period falls below threshold levels.
(2) Percentages of average annual compensation (determined for the three-fiscal year performance period) payable to participants upon attainment of targeted ROBE objectives for the fiscal years 1995-96-97 performance period are as follows:

                                                     Threshold      Target      Maximum
President and CEO...............................         55%          110%        330%
Senior Vice Presidents..........................         36            72         216

(3) Future payouts, if any, will be calculated on the basis of actual average salary paid to the executive during the three-year performance period. For purposes of the above table, estimated future payouts have been calculated on the basis of the executive's fiscal year 1995 salary shown in the Summary Compensation Table on page 9.
                                       11

                                 PENSION PLANS
     The Company has a non-contributory Pension Plan for employees providing for fixed benefits commencing at normal retirement age of 65 (or earlier, with reduced payments, upon early retirement or disability). The Pension Plan benefits paid to executives are supplemented by an Excess Benefit Plan, which provides for the payment to certain executives, commencing at the time benefits are paid under the Pension Plan, of benefits that would otherwise be paid to them under the Pension Plan but for certain limitations imposed by the Internal Revenue Code. The Company also maintains a Supplemental Executive Retirement Plan (the "SERP") which provides supplemental retirement income benefits for certain executives commencing as early as age 60 (or earlier, with reduced payments, upon early retirement or disability) after completing at least five credited years of executive service.
                                 PENSION TABLE
     The following table shows the estimated aggregate benefits payable under the Pension Plan, the Excess Benefit Plan and the SERP (collectively, the "Pension Plans") for persons retiring at age 60, calculated on a straight-life annuity basis under various assumptions as to years of credited service and final average compensation and without regard to offsets for Social Security benefits or any benefits payable under former employers' plans.

FINAL AVERAGE                       YEARS OF CREDITED SERVICE
COMPENSATION         15           20           25           30           35
 $   250,000      $ 150,000    $ 150,000    $ 150,000    $ 150,000    $ 150,000
     300,000        180,000      180,000      180,000      180,000      180,000
     350,000        210,000      210,000      210,000      210,000      210,000
     400,000        240,000      240,000      240,000      240,000      240,000
     450,000        270,000      270,000      270,000      270,000      270,000
     500,000        300,000      300,000      300,000      300,000      300,000
     550,000        330,000      330,000      330,000      330,000      330,000
     600,000        360,000      360,000      360,000      360,000      360,000
     650,000        390,000      390,000      390,000      390,000      390,000
     700,000        420,000      420,000      420,000      420,000      420,000
     750,000        450,000      450,000      450,000      450,000      450,000
     800,000        480,000      480,000      480,000      480,000      480,000
   1,000,000        600,000      600,000      600,000      600,000      600,000
   1,200,000        720,000      720,000      720,000      720,000      720,000
   1,400,000        840,000      840,000      840,000      840,000      840,000

     The actual aggregate benefits provided under the Pension Plans to the executive officers named in the Summary Compensation Table are based upon years of credited executive service and final average compensation, and are offset by Social Security benefits and any benefits payable under retirement plans of former employers acquired by the Company. The maximum aggregate benefit provided to each of the named executive officers under the Pension Plans is equal to 60% of the executive officer's Final Average Compensation, assuming he has 15 or more years of credited executive service. Final Average Compensation for purposes of computing aggregate benefits payable to the named executive officers under the Pension Plans is the average, for the five years of executive service prior to retirement or other termination of employment, of base salary and bonus as reported under the "Salary" and "Bonus" columns in the Summary Compensation Table, although the grant-date cash-equivalent value of stock options granted in 1992 in lieu of merit salary increases or annual bonuses is also included. The Company has entered into Supplemental Executive Retirement Agreements (the "Supplemental Agreements") with the eight current executives, including the named executive officers, which establish a floor
                                       12
for Final Average Compensation and, in some cases, grant additional years of credited executive service for purposes of the SERP and for purposes of calculating aggregate benefits under the Pension Plans. Taking into account these Supplemental Agreements, for purposes of the SERP and for purposes of calculating aggregate benefits under the Pension Plans, the named executive officers are deemed to have Final Average Compensation as follows: Mr. Kunisch $1,110,003; Mr. Adler $462,093, Mr. Meierhenry $479,761; Mr. Fragapane $509,046
and Mr. Arbaugh $358,777. Each of the named executive officers is vested in the SERP and each of them currently has or is deemed to have at least 15 years of credited executive service other than Mr. Fragapane who has 9 years of credited executive service and Mr. Adler who has 11 years of credited executive service.
               EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                       AND CHANGE IN CONTROL ARRANGEMENTS
     The Company has entered into Senior Executive Severance Agreements ("Severance Agreements") with eight current executives, including the executive officers named in the Summary Compensation Table, pursuant to its Senior Executive Severance Plan originally adopted in 1984 and subsequently amended. The Company's obligations under each Severance Agreement are triggered if the executive's employment is terminated either (a) within two years of a change in control (as defined) either by the Company without cause (as defined) or by the executive for good reason (as defined) or (b) within the 30-day period following the first anniversary of a change in control by the executive for any reason (other than death, disability or normal retirement). Under each Severance Agreement, the terminated executive would receive a cash severance payment equal to the sum of (a) three times the highest amount of salary and incentive compensation (as defined) paid to the executive during any consecutive 12 months in the three-year period preceding termination, (b) the maximum amount to which the executive would have been entitled assuming attainment of certain corporate performance levels (as specified) under the current long-term incentive plans in which the executive was participating, and (c) the value of three additional years' worth of retirement benefits. The Severance Agreements also provide for the continuation for up to three years of health care and life insurance and certain other benefits, and protect the executives against the assessment of certain income and excise taxes. In addition, in the event of an actual or potential change in control, the Company would be required to fund a grantor trust in an amount sufficient to cover the Company's possible obligations during the Severance Agreements' two-year employment protection period. The monies in the trust would revert to the Company if or to the extent such obligations were not triggered.
     For purposes of these Severance Agreements, a change in control would occur when a third party or group becomes the owner of stock of the Company entitled to cast 20% or more of general voting power of the Company's stock or where, as a result of one or more tender offers, mergers, other acquisitions or proxy contests, a majority of the Board of Directors has changed.
          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     No Director or executive officer of the Company is a director or executive officer of any other corporation that has a director or executive officer who is a member of the Compensation Committee of the Company.
                                       13

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
     The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of independent outside directors who are not eligible to participate in any of the executive compensation plans that it administers. Thomas V. King, who served as a Committee member prior to his retirement from the Board of Directors of the Company in August, 1994, participated as a Committee member in decisions relating to executive compensation paid in fiscal year 1995. George L. Bunting, Jr., who was appointed to the Committee in February 1995, did not participate as a Committee member in decisions relating to executive compensation paid in fiscal year 1995, except for approval of the annual and long-term incentive awards under the incentive plans previously approved by the Committee.
     The Committee is responsible for establishing the Company's executive compensation philosophy and the compensation of executives in accordance with that philosophy in a manner designed to attract and retain qualified, motivated executives and to closely align their financial interests with those of the Company's stockholders. Prior to the commencement of each fiscal year of the Company, the Committee reviews the Company's executive compensation philosophy and strategic business plan performance goals and establishes the executive compensation structure, the targets for awards under the Company's incentive plans, and the range of potential individual payments in accordance with that philosophy and those goals. The Committee considers the recommendations of the Company's Human Resources Department, the Chief Executive Officer (except with regard to his own compensation) and outside compensation consultants. The Committee also reviews the factors on which such recommendations are based, including previous Company performance and strategic business objectives, performance of individual executives, and data on executive compensation paid by similarly situated companies in comparable industries. The Committee reviews with the Board of Directors on an annual basis the executive compensation structure and programs, and submits for Board approval its recommendations as to compensation of executive officers.
     Company performance is generally expressed in terms of the Company's return on beginning equity ("ROBE") for the relevant fiscal year based upon the Committee's belief that ROBE is the best measure of achieving long-term shareholder value. ROBE is determined by dividing (a) the Company's net income, including a deduction for the amount of any incentive to be paid, by (b) the beginning shareholders' equity for the relevant fiscal year. Individual executive performance is generally evaluated on the basis of the executive's attainment of performance objectives identified at the beginning of the fiscal year. Other measures of Company and individual performance may also be taken into account; however, except as specifically noted in the description of the Annual Incentive Plan below, no specific weighting is assigned to any particular factor.
     The competitive nature of the Company's executive compensation is determined by reference to publicly available data on companies in the business and financial services industries, including those in the leasing and mortgage banking industries, and to published executive compensation surveys. The report of the Company's independent compensation consultants compares this data to the compensation of the Company's executives in terms of total cash compensation, financial performance, executive officer stock ownership levels and stock option grant practices. Nearly one-half of the companies in the S&P Midcap Commercial Services (Specialized) Index shown in the Stock Performance Chart on page 19 are included in the Company's comparison group for executive compensation purposes (the "Comparison Group"). The Committee believes that the companies included in the Comparison Group are the Company's most direct competitors for executive talent, and therefore serve as better indicators of competitive levels of executive compensation than those companies included in the S&P Midcap Commercial Services (Specialized) Index used in the Stock Performance Chart.
     New limits on the deductibility of compensation in excess of $1 million paid to the Chief Executive Officer and other named executive officers of public companies under Section 162 of the Internal Revenue Code have been imposed by the Omnibus Budget Reconciliation Act of 1993. The Company first became subject to those limitations in fiscal year 1994. The Company's compensation program for senior executives has both objective
                                       14
and discretionary elements. While the Committee wishes to maximize deductibility of certain compensation elements, the Committee does not believe the new tax law requirements are fully consistent with sound executive compensation policy and incentives to improve stockholder value. The Committee, therefore, reserves the right to make additional incentive payments that may not qualify for deduction if the recipient's compensation exceeds the $1 million limit.
    EXECUTIVE COMPENSATION PHILOSOPHY
     The Company's philosophy is to respond to the interests of stockholders in the payment of executive compensation, and specifically, to link the interests of executives to the interests of stockholders. The Company's executive compensation is structured to (a) align executive compensation with Company and individual performance, (b) ensure fairness and consistency in executive compensation in accordance with both competitive market levels and individual responsibilities and performance, (c) promote flexibility for growth in new markets and/or services, (d) ensure the maintenance of sound and adequate financial reporting and accounting controls on executive compensation and (e) emphasize both short and long-term Company performance.
     Consistent with this philosophy, the Company is committed to providing total executive compensation which attracts and retains executives qualified and motivated to fulfill the Company's business strategy and to deliver enhanced stockholder value. Accordingly, the Company has consistently adhered in both principle and practice to the concept of pay-for-performance and relies heavily on incentive compensation programs designed to motivate executives to achieve the Company's short and long-term business objectives.
    EXECUTIVE COMPENSATION STRUCTURE
     The executive compensation structure consists of salary, annual incentives, long-term incentives, stock options and other benefits generally available to all employees. Each component is offered to executives in combinations designed to meet strategic business objectives and to provide risk-based pay opportunities which reflect individual and Company performance. Within this structure, total compensation, including base salary, for individual executives varies equitably with their individual responsibilities and performance.
    BASE SALARY
     The base salary is determined in accordance with that paid to persons holding similar positions in the companies surveyed, including the Comparison Group companies. In assessing the competitive position of the Company's salaries for fiscal year 1995, the target level used was the median (50th percentile) of the companies surveyed, including the Comparison Group companies. Actual salaries for each position are based on the positioning of base salary within the competitive range, individual performance in relation to the executive's responsibilities during the previous year, the value each executive is expected to contribute to the Company during the next fiscal year and the financial performance of the operations, as measured by net income, directed by the executive in relation to that provided for in the annual financial plan for those operations. In general, the financial performance of the operations directed by the executives named in the Summary Compensation Table achieved the goals provided for in the annual financial plan for those operations. The Committee does not assign a specific weighting to any particular factor, but rather applies its collective business judgment to recommend for approval by the full Board of Directors a base salary that it deems fair to the Company and its stockholders. For fiscal year 1995, actual base salaries paid to the executive officers named in the Summary Compensation Table, other than the Chief Executive Officer, were slightly less than the median (50th percentile) of competitive rates, based on the factors outlined above.
    ANNUAL INCENTIVE PROGRAM
     Annual incentive awards are targeted between the 50th and 75th percentile of competitive incentive awards paid to persons holding similar positions in the companies surveyed, including the Comparison Group companies, and vary with measures of Company and individual performance.
                                       15

     Executives designated by the Committee are eligible to participate in an annual cash incentive plan (the "Annual Incentive Plan") which is designed both to encourage the achievement of the Company's short-term strategic business objectives and to recognize specific contributions by executives to the attainment of the Company's performance goals by providing direct cash incentives. The level of targeted payout for executive officers is expressed as a percentage of base salary, which increases for higher positions within the Company, thereby placing a greater percentage of compensation at risk for those with greater responsibilities.
     The annual incentive award to executives is based primarily on the attainment of specific business performance objectives, expressed in terms of the Company's ROBE (the "formula-derived award"), which are established by the Committee prior to the commencement of the relevant award period. Before any formula-derived award can be paid out under the Annual Incentive Plan, the Company must achieve a threshold minimum ROBE, with increasing amounts to be awarded if the Company achieves or exceeds the target ROBE. A small portion of the formula-derived award is attributable to the Committee's collective subjective evaluation of individual performance provided the Company's net income targets in addition to ROBE targets have been attained. For fiscal year 1995, the Company achieved a ROBE of 14.38% and net income of $71.7 million, which was between the threshold minimum and the target objectives under the Annual Incentive Plan and resulted in a formula-derived award to the named executive officers equal to 69% of target under the Fiscal Year 1995 Annual Incentive Plan. The Chief Executive Officer and, with respect to the Chief Executive Officer's award, the Committee without any input from the Chief Executive Officer, exercises discretionary authority under the Annual Incentive Plan to adjust individual formula-derived awards based on his or its subjective determination of individual performance and the level of ownership of the Company's Common Stock. No particular weighting is accorded to any one factor; the Committee instead applies its collective subjective business judgment to reach a decision on compensation that it deems fair to the Company and its stockholders.
    LONG-TERM INCENTIVE PROGRAM
     The Company's long-term incentive program consists of both long-term incentive awards based on the Company's performance over the three-fiscal year period designated by the Committee and stock options. Awards and stock option grants to executives under the long-term incentive program are targeted between the 50th and 75th percentile of incentive awards paid to persons holding similar positions in the companies surveyed, including the Comparison Group companies. Awards to executives under the long-term incentive plan vary with measures of Company and individual performance. Stock option grants are based upon position level and individual performance.
    LONG-TERM INCENTIVE PLAN
     Executives designated by the Committee participate in biennial long-term incentive plans (collectively the "Long-Term Incentive Plans") which are designed to encourage the achievement of the Company's long-term objectives by providing direct cash, stock grants or stock option incentives. Awards under each Long-Term Incentive Plan are based wholly on the Company's achievement of threshold minimum business performance objectives, expressed in terms of the Company's average annual ROBE, with increasing amounts to be awarded if the Company achieves or exceeds the average annual ROBE targets. Average annual ROBE targets are established by the Committee under the Long-Term Incentive Plan prior to the commencement of the relevant award period consisting of three complete fiscal years of the Company. As with the Annual Incentive Plan, the level of targeted payout for executive officers under the Long-Term Incentive Plan is expressed as a percentage of average base salary paid during the relevant award period, which increases for higher positions within the Company, thereby placing a greater percentage of compensation at risk for those with greater responsibilities. The Company achieved an average ROBE during fiscal years 1993 through 1995 of 13.94%, which exceeded the threshold minimum objectives and was slightly less than the target objectives under the Long-Term Incentive Plan for fiscal years 1993-94-95 (the "FY'95 Long-Term Incentive Plan"), resulting in long-term incentive awards to the named executive officers equal to 96.55% of target under the FY'95 Long-Term Incentive Plan.
                                       16

    STOCK OPTION GRANTS
     Both nonqualified stock options and incentive stock options, as defined in the Internal Revenue Code of 1986, are granted periodically to executive officers designated by the Committee as a means of further aligning the interests of executives with the long-term interests of stockholders. Executives are encouraged to exercise options and to hold those shares received upon the exercise of options. It is the Company's objective to achieve a significant level of stock ownership by executives through this program.
     The options are granted pursuant to the Amended and Restated Stock Compensation Plan of 1990 (the "1990 Compensation Plan"). Options generally may not be exercised prior to the first anniversary of the date of grant and expire ten years after the date of grant. Options granted by the Company have a per share exercise price of 100% of the fair market value of a share of Common Stock on the date of grant and, accordingly, the value of the option will be dependent on the appreciation in the market value of the Company's Common Stock.
     The actual number of stock options granted to each executive in fiscal year 1995 is based on the executive's position level, the Committee's collective subjective evaluation of the executive's performance and the executive's existing level of stock ownership. No particular weighting is accorded to any one factor, nor does the Committee directly consider past Company performance in determining the option grants.
    OTHER EMPLOYEE BENEFITS
     Executive officers are also eligible to participate in other benefit plans generally available to all employees (including medical, dental, 401(k) and pension), as well as certain other perquisites and benefits designed to promote business development and financial planning, and to replace benefit opportunities lost due to regulatory limits on qualified retirement plan participation. The Committee believes that these benefits are competitive with those offered in the marketplace and are essential to attract and retain key executives.
    COMPENSATION OF CHIEF EXECUTIVE OFFICER
     The Committee meets without the Chief Executive Officer to evaluate his performance and to determine his total annual compensation. The Committee determined Mr. Kunisch's fiscal year 1995 total compensation in a manner consistent with the structure and guidelines discussed above. Specifically, the Committee considered the report of the Company's outside compensation consultant on the competitiveness of the Chief Executive Officer's total compensation with that offered to other chief executive officers of the companies surveyed, including the Comparison Group companies. The Committee also considered the Company's achievement of strategic business performance and financial objectives, and Mr. Kunisch's performance in meeting those objectives. In reviewing the Company's performance, the Committee takes into account the Company's revenue, net income, earnings per share and ROBE. The Committee does not assign a specific weighting to any particular factor, but rather applies its collective subjective business judgment to reach a decision on compensation that it deems fair to the Company and its stockholders.
     The Committee was pleased with the progress of the Company and determined that an increase in Mr. Kunisch's salary for fiscal year 1995 was warranted in view of both Mr. Kunisch's and the Company's performance for fiscal year 1994. The Committee also determined that an increase in Mr. Kunisch's salary should be made to bring it within competitive market levels. Mr. Kunisch's salary for fiscal year 1995 was approximately the median (50th percentile) of salaries paid to chief executive officers in the companies surveyed, including the Comparison Group companies. The Committee considered the extensive efforts and dedication of the Chief Executive Officer in managing the Company's core businesses, which resulted in the development of significant opportunities for expansion. Specifically, the Committee recognized the increased ranking of the Company's mortgage banking subsidiary to among the nation's top 15 retail mortgage originators, the increase of its servicing portfolio and the expansion of its affinity relationships. With respect to the Company's vehicle management services subsidiaries, the Committee recognized the productivity improvements resulting from its business process reengineering and the increased use of diversified vehicle fee-based services by its clients. Finally, the Committee noted the increased focus of the Company's real estate services companies on fee-based services and
                                       17
development of cost efficiency initiatives in response to a decrease in relocation volume. The leadership and vision provided by Mr. Kunisch was recognized as well as his fulfillment of the key roles of Chief Executive Officer and President of the Company in addition to that of Chairman of the Board of Directors. As a result of Mr. Kunisch's direction, the Company continues to transition to a greater percentage of service fee-based, versus capital-intensive asset-based, revenues. In addition, the Company has further developed its cross-marketing initiatives to develop new market opportunities. The Committee also considered the achievement of increased financial returns to the Company's stockholders, largely as a result of strategic business decisions made by Mr. Kunisch. The Company's net income for fiscal year 1994 grew to $64.6 million, an increase of 14% over fiscal year 1993, and earnings per share increased 12% to $3.64. Worldwide revenues were $2.1 billion, a 6% increase from fiscal year 1993. The Company has also maintained its "A" financial rating, which the Committee viewed as the best example of the Company's management policies, profit performance, financial returns and quality of its client base.
     The award paid to Mr. Kunisch under the Fiscal Year 1995 Annual Incentive Plan was based primarily upon the Company's achievement of a ROBE of 14.38%, which exceeded the threshold minimum objectives, but was less than the Company's performance target objectives for fiscal year 1995. The award paid to Mr. Kunisch under the FY'95 Long-Term Incentive Plan was based wholly upon the Company's achievement of an average ROBE of 13.94% for fiscal years 1993-94-95, which average was slightly less than the target objectives under the FY'95 Long-Term Incentive Plan. The level of awards under the incentive plans as a percentage of Mr. Kunisch's salary are consistent with the executive compensation philosophy of placing a greater percentage of compensation at risk for those with greater responsibility.
     The fiscal year 1995 stock options granted to Mr. Kunisch reflect the stated desire of the Committee to increase his stock-based compensation relative to other aspects in order to further align his total compensation with the interests of stockholders. Mr. Kunisch's total compensation for fiscal year 1995 is set forth in the Summary Compensation Table appearing on page 9.
                                          PHH CORPORATION
                                          COMPENSATION COMMITTEE
                                          L. Patton Kline, Chairman
                                          Thomas V. King
                                          Francis P. Lucier
                                          George L. Bunting, Jr.
                                       18

                            STOCK PERFORMANCE GRAPH
     The graph below compares the total return of the Company's Common Stock, the S&P 500 Index and the S&P Midcap Commercial Services (Specialized) Index during the five fiscal years ended April 30, 1995. The cumulative total return is calculated assuming $100 was invested on April 30, 1990, in the Company's Common Stock and in each of the foregoing indices. The graph also assumes that all dividends were reinvested.
     There can be no assurance as to the future trends in the cumulative total return of the Company's Common Stock or of the following indices. The Company does not make nor does it endorse any predictions as to future stock performance.

                         CUMULATIVE TOTAL RETURN
             Based on an initial investment of $100 beginning
          on April 30, 1990, assuming reinvestment of dividends.
                                                (graph appears here)

                                    Apr-90    Apr-91    Apr-92    Apr-93    Apr-94    Apr-95
PHH Corporation                      $100       $86      $125      $142      $128      $150
S&P 500(registration)                $100      $118      $134      $147      $154      $181
S&P(registration) MidCap Commercial
 Services (Specialized) Index        $100      $123      $141      $150      $178      $212

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Certain Directors and officers of the Company, members of their immediate families or entities with which they are associated, entered into transactions with the Company, including the Company's services for obtaining residential mortgage loans, home relocation and vehicle leasing and/or management, during fiscal year 1995. All such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, that prevailed at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or have other features unfavorable to the Company.
                                       19

                               ACCOUNTING MATTERS
     KPMG Peat Marwick LLP served as the independent auditors of the Company for the fiscal year ended April 30, 1995, and the Board of Directors has selected that firm to continue as the Company's independent auditors for the current fiscal year. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.
                      DEADLINE FOR STOCKHOLDERS' PROPOSALS
                            FOR 1996 ANNUAL MEETING
     All stockholder proposals for action at the 1996 Annual Meeting must be received by the Secretary of PHH Corporation, 11333 McCormick Road, Hunt Valley, Maryland 21031, by March 11, 1996, and must otherwise comply with the rules of the Securities and Exchange Commission in order to be eligible to be included in the Company's proxy statement for the 1996 Annual Meeting.
                                 ANNUAL REPORT
     The Annual Report of the Company for the fiscal year ended April 30, 1995, which does not constitute a part of this Proxy Statement, is being mailed to all persons who were stockholders of record on June 23, 1995, together with the mailing of this Notice of Annual Meeting and Proxy Statement.
                                 OTHER MATTERS
     The Board of Directors does not know of any matters which will be brought before the meeting other than those set forth in the notice thereof. However, if any matter properly comes before the meeting, it is intended that the persons named in and acting under the enclosed form of proxy will vote thereon in accordance with their best judgment.

                               *********************
                                     APPENDIX
                               *********************
PHH CORPORATION

PROXY FOR ANNUAL STOCKHOLDERS' MEETING--1995

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby acknowledges receipt of the Notice of Meeting and Proxy Statement relating to the Annual Meeting of Stockholders of PHH Corporation, called to convene on August 21, 1995, at 10:00 A.M. (E.D.T.), and hereby constitutes and appoints ROBERT D. KUNISCH, ROY A. MEIERHENRY and SAMUEL H. WRIGHT, and any one or all of them, the true and lawful attorneys and proxies of the undersigned with full power of substitution to each, to vote all the shares of Common Stock of said corporation which the undersigned is entitled to vote at said meeting and at any adjournment thereof. The undersigned further gives the proxies authority to vote according to their best judgment in respect of any other matters properly coming before the meeting.

   Election of Group C Directors (three-year terms). Nominees:
   James S. Beard, L. Patton Kline, Francis P. Lucier and Kent C. Nelson.

   Election of Group A Director (one-year term). Nominee:
   Alan P. Hoblitzell, Jr.

   Election of Group B Director (two-year term). Nominee:
   Anne M. Tatlock.
                                                            SEE REVERSE
                                                                SIDE

X Please mark your
  votes as in this
  example.

This proxy is to be voted in the manner directed herein and, in the discretion of the proxies, on any other business coming before the meeting. If no direction is given, this Proxy is to be voted FOR all of the Board of Directors' nominees.

        The Board of Directors recommends a vote FOR its nominees.

                                            FOR     WITHHELD
          Election of                      (box)      (box)
          Directors
          (See Reverse)

          Vote FOR all nominees, except:

You are encouraged to specify your choices by marking the appropriate boxes. You need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                                SIGNATURE(S)                   DATE